Execution

PARTIAL UNWIND AGREEMENT
with respect to the Base Warrants Confirmation, dated May 30, 2019 between Enphase Energy, Inc. and Credit Suisse Capital LLC

THIS PARTIAL UNWIND AGREEMENT (this “Agreement”) with respect to the Base Warrants Confirmation (as defined below) and the Additional Warrants Confirmation (as defined below) is made as of December 14, 2020 between Enphase Energy, Inc. (the “Company”) and Credit Suisse Capital LLC (“Dealer”), acting through its agent Credit Suisse Securities (USA) LLC (“Agent”).

WHEREAS, the Company and Dealer entered into (i) a Base Warrants confirmation, dated as of May 30, 2019 (the “Base Warrants Confirmation”) (ii) an Additional Warrants confirmation, dated as of June 4, 2019 (the “Additional Warrants Confirmation" and together with the Base Warrants Confirmation, the “Warrants Confirmations”), pursuant to which the Company issued to Dealer warrants to purchase shares of common stock of the Company (the “Transactions”);

WHEREAS, the Company has requested, and Dealer has agreed, to unwind the Base Warrants Confirmation with respect to 1,283,644 Warrants (the “Unwind Warrants”) underlying the Base Warrants Confirmation;

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1.    Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Warrants Confirmations.

2.    Partial Warrants Unwind. On the Delivery Date (as defined below), the Number of Warrants in the Base Warrants Confirmation shall be reduced by the number of Unwind Warrants, from 3,512,023 to 2,228,379.

3.    [Reserved.]

4.    Procedures for Partial Unwind. Pursuant to the terms of this Agreement, during the Hedge Unwind Period (as defined below) Dealer (or an affiliate of Dealer), for the account of Dealer, shall unwind a portion of its hedge of the Warrants underlying the Base Warrants Confirmation.

5.    Delivery. On the first Scheduled Trading Day following the conclusion of the Hedge Unwind Period, or if such day is not a Currency Business Day, on the next Currency Business Day immediately following such day (the “Delivery Date”), the Company shall deliver to Dealer a number of Shares equal to an amount equal to the product of (i) the number of Unwind Warrants multiplied by (ii) the Cash Settlement Amount per Warrant in respect of such Hedge Unwind Period (as determined based on the grid attached as Exhibit A to this Agreement) divided by (iii) the VWAP Price (as defined on the attached Exhibit A to this Agreement). “Hedge Unwind Period” means December 15, 2020, subject to the immediately succeeding paragraph.

Notwithstanding anything to the contrary in this Agreement, if (i) the Scheduled Trading Day during any Hedge Unwind Period is a Disrupted Day (as defined in the Warrants Confirmations) or (ii) Dealer determines, based on the advice of counsel, that on any Scheduled Trading Day during the Hedge Unwind Period an extension of such Hedge Unwind Period is reasonably necessary or advisable to preserve Dealer’s hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect sales of Shares in connection with its hedge unwind activity hereunder in a manner that would be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, then the Daily Price for such Scheduled Trading Day(s) shall be the volume-weighted average price per Share on such Scheduled Trading Day on the Exchange, as determined by the Calculation Agent based on transactions in the Shares on such Scheduled Trading Day taking into account, if applicable, the nature and duration of such Market Disruption Event, and the number of Scheduled Trading Days and the Cash Settlement Amount per Warrant related to the Hedge Unwind Period shall be adjusted by the Calculation Agent to account for such disruption and/or extension.

6.    Representations and Warranties of the Company. The Company represents and warrants to Dealer on the date hereof that:

the Company has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(b)    such execution, delivery and performance do not violate or conflict with any law applicable to the Company, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(c)    all governmental and other consents that are required to have been obtained by the Company with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

(d)    the Company’s obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law));

(e)    each of the Company and its affiliates is not in possession of any material nonpublic information regarding the Company or its common stock;

(f)    the Company (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker- dealer in writing; and (C) has total assets of at least $50 million;

(g)    the Company is not entering into this Agreement to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(h)    the Company is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act);

(i)    the Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(j)    the Company agrees that on each day during the Hedge Unwind Period, the Shares shall not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act and that the Company shall not engage in any “distribution,” as such term is defined in Regulation M under the Exchange Act, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M under the Exchange Act, until the second Exchange Business Day immediately following the last day of the Hedge Unwind Period;

(k)    the Company agrees that on each Scheduled Trading Day during the Hedge Unwind Period, neither the Company nor any “affiliated purchaser” (as defined in Rule 10b-18 of the Exchange Act) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share); and

(l)    the Company agrees that prior to the date hereof it has notified Dealer of the total number of Shares, if any, purchased by or for the Company or any of its affiliated purchasers in Rule 10b-18 purchases of blocks (all as defined in Rule 10b-18 under the Exchange Act) pursuant to the once-a-week block exception set forth in Rule 10b-18(b)(4) during the four full calendar weeks immediately preceding the date hereof.

7.    Representations and Warranties of Dealer. Dealer represents and warrants to the Company on the date hereof that:
Dealer has the power to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and to perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance;

(b)    such execution, delivery and performance do not violate or conflict with any law applicable to Dealer, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(c)    all governmental and other consents that are required to have been obtained by Dealer with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(d)    Dealer’s obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

8.    Account for Payment to the Company:

To be advised.

9.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

10.    No Other Changes. Except as expressly set forth herein, all of the terms and conditions of the Warrants Confirmations shall remain in full force and effect and are hereby confirmed in all respects.

11.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

12.    No Reliance, etc. The Company hereby confirms that it has relied on the advice of its own counsel and other advisors (to the extent it deems appropriate) with respect to any legal, tax, accounting, or regulatory consequences of this Agreement, that it has not relied on Dealer or its affiliates in any respect in connection therewith, and that it will not hold Dealer or its affiliates accountable for any such consequences.

13.    Acknowledgments and Agreements. The Company acknowledges and agrees that (i) the Company does not have, and shall not attempt to exercise, any influence over how, when or whether to effect sales of the Shares by Dealer (or its agent or affiliate) in connection with this Agreement and (ii) the Company is entering into this Agreement in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 promulgated under the Securities Exchange Act of 1934, as amended. For the avoidance of doubt, the Company agrees that Section 13.2 of the Equity Definitions remains applicable with respect to any Hedge Positions and Hedging Activities of Dealer in respect of the Transactions subject to the Warrants Confirmations and the transactions contemplated by this Agreement.

14.    Unwind Warrants. Except for the delivery pursuant to this Agreement, the parties agree that no payments or deliveries shall become due or payable and no exercises shall occur, with respect to the Unwind Warrants; provided, however, that until the last day of the Hedge Unwind Period, the “Cash Settlement Amount per Warrant” shall remain subject to adjustment by the Calculation Agent in a manner consistent with, and for the same events that would result in an adjustment to the terms of, the Warrants Confirmations.

15.    U.S. Stay Regulations. The parties agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a Protocol Covered Agreement and each party shall be deemed to have the same status as “Regulated Entity” and/or “Adhering Party” as applicable to it under the Protocol; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of this Agreement and each party shall be deemed to have the status of “Covered Entity” or “Counterparty Entity” (or other similar term) as applicable to it under the Bilateral Agreement; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and
Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full- Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement, and for such purposes this Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and the Company shall be deemed a “Counterparty Entity.” In the event that, after the date of this Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between this Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “this Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

16.    Role of Agent. Agent has no obligation hereunder, by guaranty, endorsement or otherwise, with respect to performance of Dealer’s obligations hereunder or under the Transactions.

IN WITNESS WHEREOF, the parties have executed this AGREEMENT the day and the year first above written.

ENPHASE ENERGY, INC.
By:     /S/ Eric Branderiz
Authorized Signatory
Title:    Chief Financial Officer

CREDIT SUISSE CAPITAL LLC
By:     /S/ Bik Kwan Chung
Authorized Signatory

By:     /S/ Erica Hryniuk
Authorized Signatory

CREDIT SUISSE SECURITIES (USA) LLC, AS AGENT
By:     /S/ Bik Kwan Chung
Authorized Signatory

[Signature Page]

EXHIBIT A

VWAP Price	Cash Settlement Amount per Warrant
$135.00	$113.77
$136.00	$114.77
$137.00	$115.77
$138.00	$116.77
$139.00	$117.77
$140.00	$118.77
$141.00	$119.77
$142.00	$120.77
$143.00	$121.77
$144.00	$122.77
$145.00	$123.77
$146.00	$124.77
$147.00	$125.77
$148.00	$126.77
$149.00	$127.77
$150.00	$128.77

If the VWAP Price is not specified on the grid above, the Cash Settlement Amount per Warrant shall be determined based on a straight-line interpolation between the VWAP Prices or extrapolation from the VWAP Prices (as the case may be) specified on the grid above.

“VWAP Price” means the arithmetic average of the Daily Prices for all Scheduled Trading Days in the Hedge Unwind Period.

“Daily Price” for any Scheduled Trading Day means the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page ENPH <equity> AQR (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Scheduled Trading Day (or if such volume-weighted average price is unavailable or manifestly incorrect, the market value of one Share on such Scheduled Trading Day, as determined by the Calculation Agent).